Exhibit 10.1

Form of Performance Award Agreement

FUELCELL ENERGY, INC.

2018 OMNIBUS INCENTIVE PLAN, AS AMENDED AND RESTATED
PERFORMANCE SHARE AWARD – CONTINGENT CASH SETTLEMENT
(ABSOLUTE TSR)

Dear           ,

You have been granted an award (an “Award”) of performance shares of FuelCell Energy, Inc., a Delaware corporation (the “Company”), which are subject to the terms of the FuelCell Energy, Inc. 2018 Omnibus Incentive Plan (as amended and restated, the “Plan”) and this Performance Share Award Agreement (this “Agreement”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.

Grant Date:	, 20

Number of Performance Shares:	Target Performance Shares: Maximum Performance Shares: 235% of Target

Performance Periods:	November 1, 2025 through October 31, 2026 with respect to 33% of the Target Performance Shares (“First Performance Period”)

November 1, 2025 through October 31, 2027 with respect to 33% of the Target Performance Shares (“Second Performance Period”)

November 1, 2025 through October 31, 2028 with respect to 34% of the Target Performance Shares (“Third Performance Period” and, together with the First Performance Period and the Second Performance Period, the “Performance Periods”)

Performance Vesting for Performance Shares:	The performance metric that will determine the number of Performance Shares you earn will be the Company’s total shareholder return (“TSR”) over the three Performance Periods.

The Company’s TSR is calculated by subtracting the Beginning Stock Price from the applicable Ending Stock Price (as each term is defined below) for the applicable Performance Period, adding any dividends during the period, and then dividing the result by the Beginning Stock Price.

“Beginning Stock Price” shall mean $7.61 (representing a 20 trading day average closing price of the Company’s common stock).

“Ending Stock Price” shall mean the average closing price of the Company’s common stock over the 20 consecutive trading days ending on the last trading day of the applicable Performance Period.

The number of Performance Shares earned with respect to any Performance Period shall be equal to the product of (1) portion of the Target Performance Shares corresponding to such Performance Period multiplied by (2) the level of performance achieved for such Performance Period, as set forth below:

First Performance Period			Second Performance Period			Third Performance Period
Threshold (50%)	Target (100%)	Maximum (235% of Target)	Threshold (50%)	Target (100%)	Maximum (235% of Target)	Threshold (50%)	Target (100%)	Maximum (235% of Target)
20% TSR	35% TSR	50% TSR	20% TSR	35% TSR	50% TSR	20% TSR	35% TSR	50% TSR
$9.13	$10.27	$11.42	$10.96	$13.87	$17.12	$13.15	$18.72	$25.68

The other conditions will be as follows:

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No Performance Shares will be earned for performance below threshold.

•

Performance Shares earned are capped at 235% of target for performance at or above maximum.

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Performance Shares earned for performance between threshold and target or between target and maximum will be calculated using straight-line interpolation.

•

Share Price Cap: To the extent that the Fair Market Value of a share of the Company’s common stock on the business day prior to the date of delivery of the shares of the Company’s common stock otherwise earned upon vesting of the Performance Shares is more than $190.25 (25 x $7.61 (the fair market value per share at time of the Award)) (the “Price Limit”), the maximum number of shares of the Company’s common stock to be delivered upon vesting of the Performance Shares to a participant shall be capped at the product obtained by multiplying the number of shares of the Company’s common stock that would otherwise be delivered (absent this limitation) upon vesting of the Performance Shares by the quotient obtained by dividing (x) the Price Limit by (y) the Fair Market Value of the Company’s common stock on the business day prior to the day shares are to be delivered.

Any Performance Shares that are earned based on performance will be earned on the date that the Administrator certifies the achievement of the applicable level of TSR. Any Performance Shares that are not earned on such date shall be forfeited. Performance Shares earned on the basis of TSR performance remain subject to vesting based on continued service until the third anniversary of the Grant Date.

If your employment or service with the Company and its Affiliates terminates (voluntarily or involuntarily) before the third anniversary of the Grant Date, all Performance Shares will be immediately and automatically forfeited.

Change of Control:	Upon a Change of Control, your Performance Shares will be treated in accordance with Section 19 of the Plan.

Settlement:

As soon as practicable after the third anniversary of the Grant Date (but no later than two-and-one-half months from the end of the fiscal year in which the Performance Shares vest), the Company will settle any earned Performance Shares by electing either to (i) issue in your name certificate(s) or make an appropriate book entry for a number of Shares equal to the number of Performance Shares that have vested or (ii) deliver an amount of cash equal to the Fair Market Value, determined as of the vesting date, of a number of Shares equal to the number of Performance Shares that have vested.

Contingent Mandatory Cash Settlement:

Notwithstanding the Company’s election as to the medium of settlement described in the section titled “Settlement,” to the extent necessary to avoid issuing Shares in excess of the then-remaining Shares reserved for issuance under Section 6(a) of the Plan (“Excess Shares”), the Company shall settle any earned Performance Shares by delivering cash as described in clause (ii) of the section titled “Settlement” and, to the extent there are earned performance shares or vested restricted stock units under other outstanding award agreements being settled simultaneously with the earned Performance Shares under this Award that could also result in Excess Shares and that also have a section titled “Contingent Mandatory Cash Settlement,” the mandatory cash settlement contemplated by this section will be applied to such other outstanding award agreements and this Award on a pro rata basis as determined by the Company in its sole and absolute discretion.

Rights as Stockholder:	You will not be deemed for any purposes to be a stockholder of the Company with respect to any of the Performance Shares unless and until Shares are issued to you upon settlement of this Award.

Restrictions on Transferability:	Except as provided in the Plan, you may not sell, transfer, assign, pledge, or otherwise alienate this Award, and any attempt to do so shall be null and void.

Tax Withholding:

You understand that you (and not the Company) shall be responsible for your own federal, state, local, or foreign tax liability and any of your other tax consequences that may arise as a result of this Award, and that you should rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents with regard to all tax matters.

To the extent that the receipt, vesting or settlement of the Performance Shares, or disposition of any Shares acquired under your Award results in income to you for national, federal, state, local, foreign, or other tax purposes, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due to you to satisfy such tax or other withholding obligations. Alternatively, the Company or its Affiliate may require you to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment of the withholding amount.

At the Administrator’s discretion, you may be able to satisfy all or a portion of the withholding obligations arising in connection with this Award by electing to (i) have the Company or its Affiliate withhold Shares otherwise due to you upon settlement of this Award, (ii) tender back Shares received upon settlement of this Award, or (iii) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld; provided that the amount to be withheld may not exceed the maximum statutory tax rate associated with the transaction. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Administrator requires. In any case, the Company and its Affiliates may defer making payment or delivery under this Award until such withholding obligations are paid.

Electronic Communication:

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. By accepting this Award, you hereby consent to receive such documents by electronic delivery, and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third-party designated by the Company. You also agree that all on-line acknowledgements shall have the same force and effect as a written signature.

Miscellaneous:	● This Award is expressly subject to all the terms and conditions contained in this Agreement and the Plan, and the terms of the Plan are incorporated herein by reference.

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As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Agreement or the Plan and any determination made by the Administrator pursuant to this Award shall be final, binding and conclusive.

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Generally, this Agreement can only be modified or amended by a writing signed by both you and the Company. However, the Administrator may modify or amend this Award in certain circumstances without your consent as permitted by the Plan, and the Administrator may adjust, in its sole discretion, the method of calculating TSR performance.

● The grant of this Award does not provide you with any right to continued employment or service with the Company or any Affiliate.

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The Performance Shares constitute a mere promise by the Company to make specified payments in the future if such benefits come due under the Award. You will have the status of a general creditor of the Company with respect to any vested Award.

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By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies, or an agreement between the Company and its underwriters prohibit a sale.

● This Award, and any compensation or benefits that you receive as a result of this Award, shall be subject to any clawback or recoupment policy that the Company may adopt from time to time.

The Company has caused this Agreement to be executed by one of its authorized officers and is effective as of the Grant Date.

FuelCell Energy, Inc.

[Name]
[Title]